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                                                                   Exhibit 99(d)


                                                              September 10, 1998


Conectiv
800 King Street
Wilmington, Delaware 19899

Atlantic City Electric Company
800 King Street
Wilmington, Delaware 19899

Ladies and Gentlemen:

    We have acted as special counsel to Conectiv ("Conectiv") and Atlantic City Electric Company ("ACE") in connection with the Company's tender offer for any and all of the outstanding shares of certain shares of cumulative preferred stock (as listed on Schedule A attached hereto) of ACE (the "Preferred").

    We have examined (i) the Offer to Purchase and Proxy Statement for the Preferred dated September 10, 1998 (the "Offer to Purchase and Proxy Statement"), which incorporated by reference the annual reports on Form 10-K of Conectiv and ACE for the fiscal year ended December 31, 1997, the Quarterly Reports on Form 10-Q of Conectiv and ACE for the interim periods ended March 31, 1998 and June 30, 1998, and the Current Reports on Form 8-K of Conectiv, dated March 6, 1998, March 9, 1998, April 23, 1998 and August 3, 1998 and ACE, dated February 27, 1998, March 3, 1998 and March 5, 1998 (the "OPPS Exchange Act Documents"), each as filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the Schedule 13E-4 for the Preferred, dated September 10, 1998, filed by the Company under the Exchange Act, including the related exhibits thereto, which Schedule 13E-4 incorporates by reference the OPPS Exchange Act Documents and the Quarterly Reports on Form 10-Q of ACE for the quarterly periods ended March 31, 1998 and June 30, 1998, each as filed under the Exchange Act and (iii) the Letters of Transmittal and Proxy for the Preferred. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Conectiv and ACE, and have made such other and further investigations as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as drafts or as certified, conformed photostatic or facsimile copies, and the authenticity of originals of such latter documents.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby advise you that the statements made in the Offer to Purchase and Proxy Statement under the caption "Certain Federal Income Tax Consequences," insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

    We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the federal income tax law of the United States.

            Very truly yours,

            /s/ Simpson Thacher & Bartlett

            SIMPSON THACHER & BARTLETT
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                                   SCHEDULE A

                               LIST OF THE SHARES


Atlantic City Electric Company

1. Cumulative Preferred Stock, 4% Series ($100 par value)
2. Cumulative Preferred Stock, 4.10% Series ($100 par value)
3. Cumulative Preferred Stock, 4.35% Series ($100 par value)
4. Cumulative Preferred Stock, 4.35% 2nd Series ($100 par value)
5. Cumulative Preferred Stock, 4.75% Series ($100 par value)
6. Cumulative Preferred Stock, 5% Series ($100 par value)

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